N-SAR EXHIBIT 77E
ALL FUNDS ADVISED BY OFI
STEELPATH
(based upon Non Defendant Version)

Pending Litigation.  In 2009, several putative
class action lawsuits were filed and later
consolidated before the U.S. District Court for
the District of Colorado against
OppenheimerFunds, Inc., the parent of the
Manager ("OFI"), OppenheimerFunds
Distributor, Inc., the Fund's principal
underwriter and distributor ("OFDI"), and
Oppenheimer Rochester California Municipal
Fund, a fund advised by OFI Global Asset
Management, Inc. and distributed by the
Distributor (the "California Fund"),  in
connection with the California Fund's investment
performance.  The plaintiffs asserted claims
against OFI, OFDI and certain present and
former trustees and officers of the California
Fund under the federal securities laws, alleging,
among other things, that the disclosure
documents of the California Fund contained
misrepresentations and omissions and the
investment policies of the California Fund were
not followed.   Plaintiffs in the suit filed an
amended complaint and defendants filed a
motion to dismiss.  In 2011, the court issued an
order which granted in part and denied in part the
defendants' motion to dismiss.  In 2012,
plaintiffs filed a motion, which defendants
opposed, to certify a class and appoint class
representatives and class counsel.  In March
2015, the court granted plaintiffs' motion for
class certification.  In May 2015, the U.S. Court
of Appeals for the Tenth Circuit vacated the class
certification order and remanded the matter to the
district court for further proceedings.    In
October 2015, the district court reaffirmed its order granting plaintiffs' motion for class certification. In December 2015, the Tenth
Circuit denied defendants' petition to appeal the district court's reaffirmed class certification order.
OFI and OFDI believe the suit is without merit;
that it is premature to render any opinion as to the likelihood of an outcome unfavorable to them in the Suit; and that no estimate can yet be made as to the amount or range of any potential loss.
Furthermore, OFI believes that the suit should not impair the ability of OFI or OFDI to perform their respective duties to the Fund and that the outcome of the suit should not have any material effect on the operations of any of the Oppenheimer funds.